EXHIBIT 10.12
AMERICAN HEALTHCARE OPPS HOLDINGS, LLC
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
ARTICLE I
PURPOSE AND PARTICIPATION
    1.1    Adoption; Purpose. The Board of Directors (the “Board”) of American Healthcare REIT, Inc. (“AHR”), acting indirectly on behalf of American Healthcare Opps Holdings, LLC (the “Company”)1, has adopted this Executive Severance and Change in Control Plan (this “Plan”) for the purpose of providing severance and change-of-control protections to certain key employees of the Company and its Subsidiaries. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA) in connection with qualifying terminations of employment.
    1.2    Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and conditioned upon, such employee executing and delivering to the Company a Letter Agreement.
    1.3    Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant’s employment at any time.
ARTICLE II
DEFINITIONS AND INTERPRETATIONS
    2.1    Definitions.
    Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:
    “Accrued Obligations” means, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) except in the case of a termination by the Company for Cause, any annual cash performance bonus relating to the year prior to the year in which the Termination Date occurs that was earned, but, as of the Termination Date, was not yet paid, payable at its normal time (but in no event later than March 15 of the year in which the Termination Date occurs), (c) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (d) accrued and unused paid time off (PTO) or vacation; and (e) benefits due under any indemnification, insurance or other employee benefit plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or his or her beneficiaries may be entitled under Part 6 of Title I of ERISA and all related state and local laws.
1 References to the “Company” in this Plan shall include AHR and its Affiliates.

    “Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
    “Average Cash Bonus” means a Participant’s average annual cash performance bonus based on the amount of cash performance bonus, if any, earned for the three (3) most recent years completed prior to the Termination Event, provided that, if the Participant was not eligible to receive an annual cash performance bonus for at least three (3) completed years prior to the Termination Event, then the Average Cash Bonus shall be (a) if the Participant was eligible to receive a bonus for two (2) years completed prior to the Termination Event, the average annual cash performance bonus, if any, for the prior two (2) years; (b) if the Participant was eligible to receive a bonus for only one year completed prior to the Termination Event, the cash performance bonus, if any, earned for such year; and (c) if the Participant has not been employed long enough to be eligible to receive an annual bonus, then the Participant’s target annual cash performance bonus for the year in which the Termination Event occurs. In the event a Termination Event occurs following the completion of a year but prior to the payment date with respect to such year, the amount of such bonus shall be used in determining the Average Cash Bonus (i.e., disregarding any continued employment requirement through the payment date). For clarity, cash performance bonuses that a Participant earned or was eligible to earn prior to the GAHR IV Merger shall not be taken into account and any cash performance bonus relating to the portion of the year following the GAHR IV Merger (or, if a Participant is hired after the GAHR IV Merger, for the portion of the year following the date of hire) shall be annualized.
    “Base Salary” means the Participant’s annual base salary as in effect immediately prior to such Participant’s Termination Date (without regard to any reduction thereof that was not agreed to by the Participant).
    “Board” means the board of directors of AHR or any successor thereto.
    “Cause” means any of the following:
(a)    the willful fraud or material dishonesty of the Participant in connection with the performance of the Participant’s duties to the Company or any Affiliates;
(b)    the deliberate or intentional failure by the Participant to substantially perform the Participant’s duties to the Company or any Affiliates (other than the Participant’s failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant’s issuance of a Termination Notice for Good Reason) after a written notice is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes the Participant has not substantially performed the Participant’s duties;
(c)    willful misconduct or gross negligence by the Participant that has a substantial adverse effect on the reputation, goodwill or business operations of the Company or any Affiliate;
(d)    willful and material disclosure of the Company’s Confidential Information or trade secrets;
(e)    a breach of any Restrictive Covenants;
(f)     a violation of any of the Company’s policies prohibiting harassment or discrimination in the workplace; or
(f)    the Participant’s conviction of, or plea of no contest to a charge of commission of, a felony

(excluding traffic violations) or crime of moral turpitude.
For purposes of this definition, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. In order for the Company to terminate the Participant’s employment for “Cause,” the Company shall have first given written notice of the alleged grounds purporting to constitute Cause (which notice must be given within sixty (60) days following the Board’s actual knowledge of the grounds purporting to constitute Cause) and the same shall not have been cured (if capable of cure) within thirty (30) calendar days following such written notice.
    “Change in Control” means the first to occur of any of the events set forth in the following paragraphs; provided, however, that a Qualified Event shall not constitute a Change in Control:
(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than AHR or an Affiliate or a AHR or Affiliate employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AHR representing fifty percent (50%) or more of the combined voting power of AHR then outstanding securities entitled to vote;
(b)    a merger, reverse merger or other business combination or consolidation of AHR with any other corporation other than an Affiliate, other than a merger or consolidation which would result in AHR’s common stockholders of record outstanding immediately prior thereto continuing to hold, directly or indirectly, at least fifty percent (50%) of the total voting power of the surviving entity immediately after such merger, reverse merger, business combination or consolidation;
(c)    during any 12-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company (or AHR or any successor company) to effect a transaction described in subsections (a) or (b)) whose election by the Board or nomination for election by stockholders of AHR (or any successor company) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided that, for the first 12 months following the GAHR IV Merger, a change in the composition of the Board shall constitute a Change in Control pursuant to this clause (c) only if a majority of the directors in office immediately following the effective date of the GHAR IV Merger together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company or AHR to effect a transaction described in subsections (a) or (b)) whose election by the Board or nomination for election by AHR’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(d)    a sale or disposition (other than to an Affiliate) of all or substantially all of AHR’s assets in any single transaction or series of related transactions;
(e)    the sale or disposition, directly or indirectly, of more than 50% of AHR’s interest in the Company; or

(f)    the stockholders of AHR or the Board adopts a plan of liquidation of AHR; or the manager of the Company adopts a plan of liquidation of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes or triggers the right to a payment event with respect to an amount that provides for the deferral of compensation that is subject to Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above shall only constitute a Change in Control if such transaction also constitutes a “change in control event” (within the meaning of Section 409A).
    “Change in Control Severance Payment” means an amount equal to: (a) 2.5 if the Participant is the Chief Executive Officer of the Company, or 2.0 if the Participant is not the Chief Executive Officer of the Company; multiplied by (b) the sum of: (i) the Participant’s Base Salary; plus (ii) the Participant’s Average Cash Bonus.
    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar local law.
    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance promulgated thereunder.
“Compensation Committee” means the Compensation Committee of the Board.
    “Contribution Agreement” means the Contribution Agreement, dated as of June 23, 2021, by and among Griffin-American Healthcare REIT III, Inc., Griffin-American Healthcare REIT III Holdings, LP, Griffin Capital Company, LLC, American Healthcare Investors, LLC, Colony Capital, Inc., Flaherty Trust, dated September 25, 1997, as amended, Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff.
    “Disability” means, with respect to a Participant, the same meaning as provided in the long-term disability plan or policy maintained by the Company or an Affiliate. If no such disability plan or policy is maintained by the Company or an Affiliate, “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a period of more than ninety (90) consecutive days or one-hundred eighty (180) non-consecutive days during any twelve (12) month. period If the Participant disputes the Company’s determination of Disability, the Participant (or his or her designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Participant and determine whether a Disability exists.
    “Effective Date” means November 18, 2021.
    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance promulgated thereunder.
    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
    “GAHR IV Merger” means the merger of Griffin-American Healthcare REIT III, Inc. into Continental Merger Sub, LLC, pursuant to the Merger Agreement.
    “Good Reason” means, without the Participant’s written consent:
(a)    a material diminution of the Participant’s annual Base Salary, target annual cash performance bonus opportunity, target annual equity-based compensation opportunity, or other annual incentive compensation opportunities, in each case, as in effect on the Effective Date and as may be increased from time to time (other than in connection with an across-the-board reduction of compensation that does not exceed 10% of the Participant’s Base Salary and that is applied to all senior executives of the Company);
(b)    a material reduction in the Participant’s authority, title, duties or responsibilities (which, for the avoidance of doubt, does not include a change in reporting line alone);
(c)    the Participant being required to relocate the Participant’s principal place of employment with the Company more than thirty (30) miles from the Participant’s principal place of employment as of the Effective Date, it being understood that (i) the Participant may be required to travel frequently in connection with the Participant’s position as set forth herein and that prolonged periods away from the Participant’s principal residence shall not constitute Good Reason and (ii) a requirement to work from home or to return to the office after a prior requirement to work from home shall not constitute a required relocation of the Participant’s principal place of employment; or
(d)    failure of any successor to the Company to assume this Plan and the obligations hereunder.
A termination of employment by the Participant shall not be deemed to be for Good Reason unless (i) the Participant gives the Company written notice describing the event or events that are the basis for such termination within sixty (60) calendar days after the Participant knows or should have known of the initial occurrence of such event or events, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) calendar days after the Company’s receipt of such notice (“Correction Period”), and (iii) the Participant terminates the Participant’s employment no later than thirty (30) calendar days following the Correction Period, subject to the notice provisions in Section 3.5. For the avoidance of doubt, consummation of the transactions contemplated by the Contribution Agreement and the Merger Agreement shall not constitute or give rise to Good Reason.
    “Letter Agreement” means a letter agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Compensation Committee), executed and delivered by the Company and a Participant.
    “Merger Agreement” means the Agreement and Plan of Merger by and among Griffin-American Healthcare REIT IV, Inc., Griffin-American Healthcare REIT IV Holdings, LP, Continental Merger Sub, LLC, Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT III Holdings, LP, dated as of June 23, 2021.
    “Participant” means an employee of the Company or any Subsidiary who both: (a) the Compensation Committee from time to time designates as a Participant in accordance with Section 1.2; and (b) has entered into a Letter Agreement with the Company.
    “Qualified Event” means any of the following: (a) a straight listing of the Shares on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; (b) an underwritten public offering of the Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, in which the Shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; (c) a reverse merger of the Company into an existing publicly held company or its acquisition subsidiary, resulting in the Shares first becoming listed on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; or (d) the GAHR IV Merger.
    “Restrictive Covenants” means, with respect to a Participant, those non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Plan and, if applicable, the Non-Competition and Non-Solicitation Agreement by and among a Participant, Griffin-American Healthcare REIT III, Inc., a Maryland corporation, and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership.
    “Retention Equity Grants” means the restricted stock awards granted in accordance with the Contribution Agreement.
“Severance Payment” means an amount equal to: (a) 2.0 if the Participant is the Chief Executive Officer of the Company, 1.5 if the Participant is the Executive Chairman, Chief Operating Officer, Chief Financial Officer, Head of Acquisitions, or General Counsel, or 1.0 if the Participant holds another position; multiplied by (b) the sum of: (i) such Participant’s Base Salary; plus (ii) such Participant’s Average Cash Bonus.
“Severance Period” means a period of time following the Termination Date equal to the number of years equal to the multiple (i.e., 2.5., 2.0, 1.5 or 1.0) of the Participant’s Change in Control Severance Payment or Severance Payment, as applicable.
    “Shares” means shares of the common stock of the Company and any successor security or interest.
    “Subsidiary” means any subsidiary, affiliate or joint venture of the Company.
    “Termination Date” means, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice.
    “Termination Event” means the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant; (b) the Company’s termination of such Participant; or (c) the death or Disability of such Participant.
        2.2    Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE III
SEVERANCE; CHANGE OF CONTROL
    3.1    Termination Without Cause or for Good Reason. Except as otherwise set forth in Section 3.2 and subject to Section 3.4, in the event that a Termination Event occurs with respect to a Participant by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Obligations and each of the following, subject to Section 4.2:
(a)    a Severance Payment, which amount the Company shall pay to the Participant over the

Severance Period in equal installments in accordance with the Company’s normal payroll practices, commencing within sixty (60) calendar days following the Termination Date (with the first payment being a lump sum payment covering all payment periods from the Termination Date through the date of such first payment); and
(b)    the Company shall, at the Company’s expense, for period of time ending on the earlier to occur of (i) the completion of the applicable Severance Period and (ii) the date on which the Participant becomes eligible to receive healthcare coverage from a subsequent employer (the “Benefit Continuation Period”), provide medical coverage through the Company’s group medical plans pursuant to COBRA at the same levels as would have applied if the Participant’s employment had not been terminated or reimburse the cost of such medical coverage, provided that (A) such Participant completes and timely files all necessary COBRA election documentation, which will be sent to such Participant after the Termination Date, and (B) in the case of reimbursement, during any COBRA period, such Participant continues to make all required premium payments required by COBRA. The Company may include the fair market value of the cost of such coverage in the Participant’s taxable income, to the extent required by applicable tax laws. Notwithstanding the foregoing, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefit Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or the Company is otherwise unable to continue to cover such Participant under its group health plans without a fine or penalty to the Company or the Participant under applicable law (including without limitation, Section 2716 of the Public Health Service Act) or due to unwillingness of the applicable group health plan’s insurer to allow such coverage, then, in either case, an amount equal to the COBRA premium as in effect as of such date shall thereafter be paid to such Participant in substantially equal monthly installments over the remainder of the Benefit Continuation Period (which payments will be taxable compensation to the Participant). With respect to any continued medical benefits described in this clause (b), to the extent that such benefits are discontinued in the event the Participant becomes eligible for healthcare coverage from a subsequent employer, the Participant shall promptly notify the Company of his or her eligibility for any such benefits; and
(c)    any Retention Equity Grants granted to the Participant that are unvested as of the Termination Date shall vest and, if applicable, become exercisable and any other unvested restricted stock or other equity awards issued to the Participant under the Company’s 2015 Incentive Plan or otherwise by the Company or its Affiliates that are outstanding on the Termination Date and that vest solely based on the passage of time (each, a “Time-Based Award”) shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested (and become exercisable, if applicable) over the twelve (12) month period following the Termination Date had the Participant remained employed; and
(d)    any performance-based vesting award issued to the Participant under the Company’s 2015 Incentive Plan or otherwise by the Company or its Affiliates (each, a “Performance-Based Award”) that remains outstanding on the Termination Date shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the Participant remained employed from the commencement of the performance period through the Termination Date.
    3.2    Change in Control Followed by Termination Without Cause or for Good Reason. Subject to Section 3.4, in the event that a Change in Control occurs:
(a)    any Time-Based Award (including, for the avoidance of doubt, any Retention Equity Grants) that is then outstanding shall vest and, if applicable, become exercisable immediately prior to the

Change in Control, subject to the Participant’s continued employment until immediately prior to such Change in Control; and
(b)    any Performance-Based Award that is then outstanding and that is not continued, converted, assumed or replaced with a substantially similar award by the Company or a successor entity or its parent or subsidiary in connection with the Change in Control (in each case, such award being considered “Assumed”), shall vest and, if applicable, become exercisable immediately prior to the Change in Control based on actual achievement of the applicable performance goals through the date of the Change in Control, as determined in the sole discretion of the Compensation Committee prior to consummation of the Change in Control; and
(c)    if, during the period beginning on the date of the Change in Control and continuing through the twelve (12) month period following such Change in Control, a Termination Event occurs with respect to a Participant the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Obligations and each of the following, subject to Section 4.2:
i.    a Change in Control Severance Payment, which amount the Company shall pay to the Participant in a lump sum (subject to Section 4.2) within sixty (60) days following the Termination Date; provided, however, that if such Change in Control does not constitute a “change in control event” for purposes of Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the Change in Control Severance Payment shall be paid pursuant to the payment timing set forth in Section 3.1(a) over the Severance Period; and
ii.    the Company shall, at the Company’s expense, for the Benefit Continuation Period, provide medical coverage or a corresponding payment as described in Section 3.1(b); and
iii.    any Performance-Based Award that was Assumed in connection with such Change in Control and that remains unvested on the Termination Date shall, to the extent such award remains subject to performance-based vesting as of the Termination Date, remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the Participant remained employed from the commencement of the performance period through the Termination Date.
To the extent a Participant is entitled to any payments or benefits set forth in this Section 3.2, such Participant shall not be entitled to any payments or benefits set forth in Section 3.1.
    3.3    Termination Other Than Without Cause or for Good Reason. In the event that a Termination Event occurs with respect to a Participant for any reason other than as set forth in Section 3.1 or Section 3.2 above, such Participant shall be entitled to receive from the Company the Accrued Obligations and, if such Termination Event is due to the Participant’s death or Disability: (a) an amount equal to 0.5 multiplied by such Participant’s Base Salary, which amount the Company shall pay to the Participant (or, if applicable, the Participant’s beneficiary or to such Participant’s estate, if a Participant fails to make a beneficiary designation), subject to Section 4.2, in equal installments in accordance with the Company’s normal payroll practices for a period of six (6) months after the Termination Date starting within sixty (60) days following the Termination Date (with the first payment being a lump sum payment covering all payment periods from the Termination Date through the date of such first payment); and (b) the Participant’s annual cash performance bonus for the year in which the Termination Date occurs, as determined by the Compensation Committee based on target performance for the performance period and pro-rated for the number of days from the performance period commencement to the Termination Date, payable at its normal time (but in no event later than March 15 of the year following the year in which the Termination Date occurs); and (c) all unvested Time-Based Awards shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested (and become exercisable) over the 12-month period following the Termination Date had the Participant remained employed, and (d) any Performance-Based Awards shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the Participant remained employed from the commencement of the performance period through the Termination Date.
    3.4    General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Obligations, pursuant to Section 3.1 or Section 3.2 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed, delivered to the Company and not revoked a general release agreement, in a form of agreement generally used by the Company for such purposes, releasing the Company and its Affiliates from any and all claims such Participant may have (the “General Release”), and such General Release has become effective no later than fifty-five (55) calendar days following the Termination Date, and such Participant shall be entitled to receive such payments and benefits that have yet to be provided only so long as such Participant has not materially breached any of the provisions of the General Release or the Restrictive Covenants without cure (if curable) of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.2) in accordance with the provisions of Section 3.1 or Section 3.2, as applicable. Notwithstanding the foregoing, if the fifty-five (55) calendar day period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute “nonqualified deferred compensation” for purposes of Section 409A, then none of such payments shall begin until such second calendar year. The General Release shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Plan or in the Participant’s Letter Agreement.
    3.5    Termination Notices. For purposes of this Plan, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable) (each, a “Termination Notice”). In the case of a termination of a Participant’s employment by the Company or a Subsidiary without Cause, the Company or such Subsidiary shall provide sixty (60) calendar days’ advance written notice to such Participant of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. At the Company’s option, it may place such Participant on a paid leave of absence for all or part of such notice period. In the case of a termination of a Participant’s employment by the Participant without Good Reason, the Participant shall provide sixty (60) calendar days advance written notice to the Company of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. The Company may elect, in its sole discretion, to have such Participant continue to provide services to the Company during some, all or none of such notice period and may elect, in its sole discretion, whether such services will be performed on or off Company premises.
    3.6    No Mitigation. Except as provided in Sections 3.1(b), 3.2(c)(ii) and 5.3, the Company’s obligation to make payments and provide benefits under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not such Participant obtains other employment.
ARTICLE IV
LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS
    4.1    Parachute Payment Limitations. Notwithstanding anything to the contrary contained in this Plan (or any other agreement entered into by and between a Participant and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to a Participant pursuant to this Plan, taken together with any amounts or benefits in the nature of compensation (within the meaning of Section 280G of the Code) otherwise paid to such Participant by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject such Participant to an excise tax under Section 4999 of the Code (an “Excise Tax”), then, solely to the extent that such Participant would be better off on an after-tax basis by receiving no more than the maximum amount that may be paid hereunder without such Participant becoming subject to the Excise Tax, the Covered Payments shall be reduced (but not below zero) to the maximum amount that may be paid without such Participant becoming subject to the Excise Tax. The determination of whether such Covered Payments would result in the application of the Excise Tax, and the amount (and order) of reduction that is necessary so that no such Excise Tax would be applied, shall be made, at the Company’s expense, by a nationally recognized accounting, consulting or legal firm selected by the Company prior to consummation of the Change in Control. In the event a Participant receives reduced payments and benefits as a result of application of this Section, such reduction shall first be made from payments and benefits that are determined not to be nonqualified deferred compensation for purposes of Section 409A, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A and that are due at the latest future date.
    4.2    Compliance with Code Section 409A.
(a)    This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or satisfy an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made upon a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities that are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that constitute “nonqualified deferred compensation” under Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 4.2(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.
(d)    Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
ARTICLE V
MISCELLANEOUS PROVISIONS
    5.1    Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary; provided, however, that so long as the Plan is in effect, if a Participant is entitled to any severance payments or benefits under the Plan, such entitlements shall be in lieu of, and not in addition to, any entitlement to severance payments or benefits the Participant might otherwise have under another plan, policy or agreement maintained by or with the Company or an Affiliate thereof; provided, that any greater entitlement the Participant may have with respect to any equity-based awards under any other plan, policy or agreement shall remain applicable to such awards.
    5.2    Plan Unfunded; Participant’s Rights Unsecured. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.
    5.3    Recoupment. Notwithstanding any other provision of this Plan to the contrary, Participants will be subject to recoupment policies adopted by the Company to the extent required by applicable law, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Shares may be listed.
    5.4    Waiver. No waiver of any provision of this Plan or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Letter Agreement, or the waiver by any person or entity of any breach of this Plan or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
    5.5    Amendment; Termination. The Board may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 5.12 and 5.13 of this Plan and the Restrictive Covenants set forth in each Letter Agreement shall survive the termination of this Plan and, provided, further, that (a) no termination or amendment of the Plan that would adversely affect a Participant may be made within twenty-four (24) months following the Effective Date, (b) twelve (12) months prior written notice to affected Participants will be required for any termination of the Plan or amendment that adversely affects the rights of such Participants, (c) no termination or amendment will adversely affect the rights of any Participant whose employment terminated prior to the date of such amendment or termination, and (d) a Participant’s right to receive payments or benefits with respect to a termination occurring in connection with or within 12 months after a Change in Control shall not be adversely affected by an amendment or termination of the Plan that is made within six (6) months before or after the date of a Change in Control. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Plan. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.
    5.6    Administration.
(a)    The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan. The Compensation Committee will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Compensation Committee’s interpretation and construction hereof, and any actions hereunder, will be final, binding and conclusive on all persons for all purposes.
(b)    The Company shall indemnify and hold harmless each member of the Compensation

Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
    5.7    Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.7 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.
    5.8    Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and references in this Plan to the “Company” shall be read as references to any such successor or assign. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
    5.9    Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, by nationally recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:
(a)    if to the Company, to:

18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention: Chairperson, Compensation Committee of Board of Directors
Attention: Chief Executive Officer
Attention: General Counsel
(b)    if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.
Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.9, may designate another address or person for receipt of notices delivered pursuant to this Section 5.9.
    5.10    Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

    5.11    Severability. The provisions of this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Letter Agreement shall not be affected thereby.
    5.12    Claims Procedure; Arbitration.
(a)    Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Compensation Committee.
This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Compensation Committee determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within one hundred twenty (120) calendar days after the date the Claimant first knew or should have first known of the facts on which the claim is based, unless the Compensation Committee consents otherwise in writing. The Compensation Committee shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5.12(b).
(b)    The Compensation Committee has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Compensation Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
    5.13    Governing Law. The Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of Delaware (excluding its choice of laws principles) shall apply.
    5.14    Arbitration. Subject to Section 5.12 hereof and subject to the provisions of any Letter Agreement regarding the Company’s entitlement to seek equitable relief under the Plan or such Letter Agreement:
(a)    Any dispute, controversy or claim arising out of or relating to this Plan or the payments and benefits provided hereunder, as well as any dispute as to the arbitrability of a matter under this Plan (collectively, “Claims”), shall be subject to resolution by final and binding arbitration; provided, however, that nothing in this Plan shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.
(b)    All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect, currently available at https://www.jamsadr.com/rules-employment-arbitration (the “JAMS Rules”). Notwithstanding the foregoing, the Company and the Participant shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case, to prevent any violation of this Plan or a Letter Agreement. The Company and the Participant must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.
(c)    Any arbitration proceeding brought under this Plan shall be conducted before one arbitrator in Orange County, California, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that a Participant would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse a Participant for any reasonable travel expenses incurred by such Participant in connection with such Participant’s travel to California for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow ERISA or, if applicable, the laws of the State of Delaware, consistent with Section 5.13.
(d)    Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(e)    It is part of the essence of this Plan that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
[Signature Page Follows]

    IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

AMERICAN HEALTHCARE REIT, INC.

By:/s/ Danny Prosky
Name: Danny Prosky
Title: Chief Executive Officer and President